Exhibit 99.1

News Release
Amkor Technology Announces Proposed Offerings of Senior Notes
and Convertible Senior Subordinated Notes
CHANDLER, Ariz.— May 10, 2006 — Amkor Technology, Inc. (Nasdaq: AMKR) announced today that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of senior notes due 2016. The interest rate and other terms of the notes will be determined by negotiations between the Company and the underwriter.
On April 28, 2006, the Company commenced a tender offer for up to $200 million aggregate principal amount of its 9.25% senior notes due 2008. As of May 9, 2006, $349.4 million aggregate principal amount of the 9.25% senior notes have tendered notes in the tender offer. The Company expects to increase the tender offer cap to at least $271 million. The Company intends to use the net proceeds of the offering of senior notes to purchase the 9.25% senior notes in the tender offer (including the payment of the tender premium, accrued and unpaid interest, the early tender payment and related fees and expenses). The tender offer is conditioned on completion of the senior notes offering.
Concurrent with the proposed senior notes offering, the Company also intends to offer $150 million aggregate principal amount of convertible senior subordinated notes due 2011 (and expects to grant the underwriter of that offering an option to purchase up to an additional $22.5 million aggregate principal amount of such notes). The Company intends to use the net proceeds from the offering of convertible senior subordinated notes to redeem, repurchase or otherwise retire a portion of its 10.5% senior subordinated notes due 2009 (including the payment of any related premium, accrued and unpaid interest and related fees and expenses).
The completion of the senior notes offering and the completion of the concurrent offering of convertible senior subordinated notes are conditioned on each other. Each offering is being made pursuant to the Company’s effective shelf registration statement filed with the Securities and Exchange Commission on May 10, 2006 by means of a separate prospectus supplement.
Citigroup Global Markets Inc. will act as sole book-running manager for each of the offerings. When available, prospectus supplements relating to the proposed offerings may be obtained from: Citigroup Corporate and Investment Banking, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contact:
     Amkor Technology, Inc.
      Jeffrey Luth
     480-821-5000 ext. 5130
     jluth@amkor.com